CONSENT OF INDEPENDENT REGISTERED ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333‑172448) of our report dated August 27, 2014, with respect to the consolidated financial statements of Contango ORE, Inc. and subsidiary as of June 30, 2014, and for each of the two years in the period ended June 30, 2014, which appears in this Form 10-K.

/s/ UHY LLP

Farmington Hills, Michigan
October 8, 2015